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                                                                Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form S-8, relating to The Abercrombie & Fitch 1996 Stock Plan for Non-Associate Directors, of our reports dated July 11, 1996, on our audits of the balance sheet of the Abercrombie & Fitch Co. as of July 11, 1996, and the consolidated financial statements of the Abercrombie & Fitch Businesses as of February 3, 1996 and January 28, 1995, and for the fiscal years ended February 3, 1996, January 28, 1995 and January 29, 1994, which reports were included in the prospectus contained in the registration statement on Form S-1 (Reg. No. 333-8231) for Abercrombie & Fitch Co. filed on September 25, 1996.

                                     /s/ Coopers & Lybrand L.L.P.
                                     COOPERS & LYBRAND L.L.P.

Columbus, Ohio
November 7, 1996